SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 27, 2005

FONIX CORPORATION

(Exact name of registrant as specified in its Charter)

Delaware

      0-23862

    87-0380088

(State or other jurisdiction

(Commission File Number)   (IRS Employer

  of incorporation)

  Identification No.)

9350 South 150 East, Suite 700, Sandy, Utah              84070

(Address of principal executive offices)

(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 553-6600

Item 1.01

Entry into a Material Definitive Agreement

Item 1.02

Termination of a Material Definitive Agreement

Settlement of Pending Legal Actions

On September 27, 2005, Fonix Corporation (the “Company”) entered into several agreements with The Breckenridge Fund, LLC (“Breckenridge”) to settle and discontinue the pending legal actions between the Company and Breckenridge.  Three actions pending in the Supreme Court of New York, Nassau County, involving (i) the Company’s claims against Breckenridge for the improper transfer to and subsequent sale of shares of the Company’s common stock by Breckenridge; (ii) Breckenridge’s claims against the Company for failure to honor conversion notices or properly issue shares upon conversion of the Company’s Series I 8% Convertible Preferred Stock (the “Series I Preferred”) by Breckenridge; and (iii) Breckenridge’s claims that the Company breached agreements in connection with the Series I Preferred, and that pursuant to a security agreement, Breckenridge was entitled to damages and possession of the pledged collateral (collectively, the “Lawsuits”).  The agreements entered into are discussed below.

Assignment of Series I Convertible Preferred Stock

On September 27, 2005, the Company entered into an agreement (the “Assignment Agreement”) with Breckenridge and Southridge Partners, LP (“Southridge”) whereby Breckenridge agreed to assign to Southridge all remaining shares of the Company’s Series I Preferred, consisting of 1,171.79 shares, together with all of Breckenridge’s rights, interests, duties, and obligations which Breckenridge received in connection with the purchase from the Company of the Series I Preferred.  Southridge paid $1,202,702.19 for Breckenridge’s rights to the Series I Preferred Stock and accepted the assignment of the shares of Series I Preferred and all assigned rights, interests, duties, and obligations, and the Company consented to the assignment.

The effect of the Assignment Agreement was to terminate the Company’s rights, duties, and obligations relating to the Series I Preferred with respect to Breckenridge, and to enter into a new agreement relating to such rights, duties, and obligations with Southridge.

Mutual Release of Claims Agreement

On September 27, 2005, the Company and Breckenridge entered into a Mutual Release of Claims Agreement (the “Mutual Release”), pursuant to which the Company and Breckenridge agreed to settle and dismiss the Lawsuits, and to release any and all claims against each other relating to any prior transactions between the Company and Breckenridge.  Pursuant to the Mutual Release, Breckenridge agreed to assign the remaining shares of Series I Preferred to Southridge, to release its security interest in the Company’s intellectual property, and to stipulate to the discontinuance with prejudice of the Lawsuits.  The Company agreed to pay to Breckenridge installment payments (the “Periodic Payments”) consisting of monthly payments of $130,000 from November 2005 through April 2006, and monthly payments of $165,000 from May 2006 through December 2006, as well as $397,297.81 which the Company had previously paid into an escrow account in connection with the Lawsuits.

Security Agreement

On September 28, 2005, the Company and Breckenridge entered into a Security Agreement relating to certain obligations of the Company in connection with the agreement between the Company and Breckenridge to discontinue the Lawsuits.  Pursuant to the settlement agreement between the parties, the Company is required to make the Periodic Payments to Breckenridge.  To secure those payments, the Company granted to Breckenridge a security interest in the proceeds that the Company receives in connection with draws on the Seventh Equity Line of Credit and any subsequent equity line-type financings.  Specifically, the Company granted to Breckenridge the right to receive proceeds from the Company’s draws on the Seventh Equity Line and any subsequent equity line-type financings to the extent that the Company does not make a payment as required.  With respect to future equity line-type financings, the Company agreed to include in the documentation of such financings provisions granting to Breckenridge the right to make draws and to receive funds directly from the equity line provider in the event that the Company fails to make a payment as required, and then only to the extent of the amount of the payment.  The Company’s payment obligations which are secured under the Security Agreement consist of the monthly payments of $130,000 from November 2005 through April 2006, and the monthly payments of $165,000 from May 2006 through December 2006.

ITEM 9.01.   Financial Statements and Exhibits

(a)

Financial Statements

None

(b)

Exhibits

99.1

Agreement to Assign Series I 8% Convertible Preferred Stock, by and among Fonix Corporation, The Breckenridge Fund, LLC, and Southridge Partners, LP, dated September 27, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FONIX CORPORATION

(Registrant)

Date: October 3, 2005

By:

/s/ Roger D. Dudley

Roger D. Dudley

Executive Vice President and Chief Financial Officer (Principal Accounting Officer)